ACCOUNTANT'S CONSENT



The Board of Directors
Fortune Natural Resources Corporation:


         We consent to incorporation by reference in registration statement No. 33-58790 on Form S-8 of Fortune Natural Resources Corporation of our report dated February 20, 1998, relating to the balance sheets of Fortune Natural Resources Corporation as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Fortune Natural Resources Corporation.



/s/ KPMG Peat Marwick LLP

Houston, Texas
March 3, 1998